Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS FOURTH QUARTER 2014 REVENUE GROWTH OF 25%
Q4 Earnings Increase 53% to Record of $1.07 Per Diluted Share
Record Revenues Driven by Strength in Materials Processing

OXFORD, Mass. – February 20, 2015 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data)	2014	2013	% Change	2014	2013	% Change
Revenue	$207.4	$165.9	25%	$769.8	$648.0	19%
Gross margin	54.9%	49.2%		54.1%	52.5%
Operating income	$79.6	$48.9	63%	$283.8	$218.1	30%
Operating margin	38.4%	29.5%		36.9%	33.7%
Net income attributable to IPG Photonics Corporation	$56.4	$36.6	54%	$200.4	$155.8	29%
Earnings per diluted share	$1.07	$0.70	53%	$3.79	$2.97	28%
Management Comments
IPG delivered another record quarter increasing revenue and net income by 25% and 54%, respectively, for the fourth quarter 2014 compared to the same period last year. For the full year, IPG grew its top-line approximately 19% while increasing the bottom-line by 29%.
"We continued to expand our breadth of applications, made great strides in penetrating cutting OEMs, and improved our competitive position in the automotive market," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "In addition, the growth we anticipated in metal-based 3D printing at the beginning of the year materialized. The growth in net income reflects the leverage we expected to achieve in our operating model."
Revenues for the fourth quarter of 2014 increased 25% year-over-year to a record $207.4 million, driven by continued strong sales in materials processing as well as increases from other non-materials processing applications. High-power laser revenue increased 32% from the fourth quarter of 2013 due in part to strong sales in the North American automotive industry and continued penetration of the metal cutting market worldwide. Medium-power laser sales grew 58% related to sales for fine-processing applications. Increased demand for IPG's new low cost pulsed lasers drove a 16% increase in pulsed laser sales, while QCW lasers sales increased 23% in the fourth quarter compared to the prior year period as this product line continued to gain acceptance.
In the fourth quarter earnings per diluted share increased by 52.9% to a record $1.07 including a benefit of $0.03 related to foreign exchange transaction gains. The growth in earnings per share was driven by the increase in revenue and an improvement in operating margins.
During the fourth quarter, IPG generated $60.1 million in cash from operations and used $15.9 million to finance capital expenditures. IPG ended the quarter with $522.2 million in cash and cash equivalents.
Business Outlook and Financial Guidance

"The book-to-bill ratio was greater than one in the fourth quarter," said Dr. Gapontsev. "We exited 2014 with a backlog of $321.0 million, representing an increase of 21% from year-end 2013. Backlog includes $174.5 million of orders with firm shipment dates and $146.5 million of frame agreements that we expect to ship within one year."
"We enter 2015 with a strong backlog and remain focused on gaining further share in our established materials processing applications, completing development of and introducing new products which will expand our available market and applying our lasers in large scale and novel applications beyond our core applications in metal processing," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $195 million to $205 million for the first quarter of 2015. The Company anticipates earnings per diluted share in the range of $0.92 to $1.02 based on 52,873,000 diluted common shares, which includes 52,153,000 basic common shares outstanding and 720,000 potentially dilutive options at December 31, 2014.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is subject to the risks outlined in the Company's reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call today, February 20, 2015 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, IPG's prospects for growth in 2015, shipment of products pursuant to frame agreements, gaining further share in the Company’s established materials processing applications, completing development of and introducing new products, expanding its available market, applying its lasers in large scale and novel applications beyond the Company’s core applications in metal processing and guidance for the first quarter of 2015. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; high levels of fixed costs from IPG's vertical integration; the appropriateness of the Company's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; foreign currency fluctuations; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; building and expanding field service and support operations; inability to manage risks associated with international customers and operations; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2014) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
NET SALES	$207,402	$165,859	$769,832	$648,034
COST OF SALES	93,485	84,337	353,314	308,136
GROSS PROFIT	113,917	81,522	416,518	339,898
OPERATING EXPENSES:
Sales and marketing	7,929	7,178	30,637	26,692
Research and development	13,810	10,878	53,403	41,660
General and administrative	15,126	13,049	55,338	50,863
(Gain) loss on foreign exchange	(2,579)	1,564	(6,618)	2,536
Total operating expenses	34,286	32,669	132,760	121,751
OPERATING INCOME	79,631	48,853	283,758	218,147
OTHER INCOME (EXPENSE), NET:
Interest income (expense), net	66	24	(77)	(1)
Other income, net	58	106	793	155
Total other income (expense)	124	130	716	154
INCOME BEFORE PROVISION FOR INCOME TAXES	79,755	48,983	284,474	218,301
PROVISION FOR INCOME TAXES	(23,324)	(12,388)	(84,029)	(62,521)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$56,431	$36,595	$200,445	$155,780
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.08	$0.71	$3.85	$3.02
Diluted	$1.07	$0.70	$3.79	$2.97
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,153	51,660	52,104	51,548
Diluted	52,873	52,487	52,824	52,375

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2014	2013	2014	2013
Cost of sales	$1,131	$863	$4,153	$3,187
Sales and marketing	442	267	1,567	1,195
Research and development	804	552	3,033	1,929
General and administrative	1,728	1,434	6,419	5,409
Total stock-based compensation	4,105	3,116	15,172	11,720
Tax benefit recognized	(1,305)	(1,012)	(4,865)	(3,784)
Net stock-based compensation	$2,800	$2,104	$10,307	$7,936

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2014	2013	2014	2013
Cost of sales
Step-up of inventory (1)	$—	$—	$—	$1,318
Amortization of intangible assets (2)	248	180	716	721
Total acquisition related costs	$248	$180	$716	$2,039

(1)	Amount relates to Microsystems step-up adjustment on inventory sold during the period

(2)	Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$522,150	$448,776
Accounts receivable, net	143,109	103,803
Inventories	171,009	172,700
Prepaid income taxes and income taxes receivable	20,967	15,996
Prepaid expenses and other current assets	21,295	30,836
Deferred income taxes, net	15,308	14,232
Total current assets	893,838	786,343
DEFERRED INCOME TAXES, NET	5,438	4,799
GOODWILL	455	455
INTANGIBLE ASSETS, NET	9,227	9,564
PROPERTY, PLANT AND EQUIPMENT, NET	275,082	252,245
OTHER ASSETS	26,847	7,810
TOTAL	$1,210,887	$1,061,216
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$2,631	$3,296
Current portion of long-term debt	13,333	1,333
Accounts payable	17,141	18,787
Accrued expenses and other liabilities	64,057	59,336
Deferred income taxes, net	3,241	2,109
Income taxes payable	21,672	15,218
Total current liabilities	122,075	100,079
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	22,584	21,835
LONG-TERM DEBT, NET OF CURRENT PORTION	19,667	11,333
Total liabilities	164,326	133,247
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 52,369,688 shares issued and outstanding at December 31, 2014; 51,930,978 shares issued and outstanding at December 31, 2013	5	5
Additional paid-in capital	567,617	538,908
Retained earnings	591,202	390,757
Accumulated other comprehensive loss	(112,263)	(1,701)
Total IPG Photonics Corporation stockholders' equity	1,046,561	927,969
TOTAL	$1,210,887	$1,061,216

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$200,445	$155,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,612	31,524
Provisions for inventory, warranty & bad debt	28,036	29,975
Other	14,748	5,379
Changes in assets and liabilities that (used) provided cash:
Accounts receivable/payable	(45,256)	(9,017)
Inventories	(42,246)	(50,355)
Other	(7,134)	(43,919)
Net cash provided by operating activities	184,205	119,367
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(90,601)	(70,919)
Proceeds from sales of property, plant and equipment	434	236
Proceeds from sale of investment	—	495
Acquisition of businesses	—	(5,555)
Other	87	(143)
Net cash used in investing activities	(90,080)	(75,886)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(341)	853
Principal payments on long-term borrowings	(1,667)	(2,853)
Tax benefits from exercise of employee stock options	5,979	8,874
Exercise of employee stock options and issuances under employee stock purchase plan	7,558	7,275
Net cash provided by financing activities	11,529	14,149
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(32,280)	7,093
NET INCREASE IN CASH AND CASH EQUIVALENTS	73,374	64,723
CASH AND CASH EQUIVALENTS — Beginning of period	448,776	384,053
CASH AND CASH EQUIVALENTS — End of period	$522,150	$448,776
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$253	$208
Cash paid for income taxes	$73,544	$89,611